CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm” and to the use of our report dated March 20, 2008, which is incorporated by reference, in this Registration Statement (Form N-1A Nos. 33-6851 and 811-4723) of Dreyfus Treasury & Agency Cash Management.

ERNST & YOUNG LLP

New York, New York
May 27, 2008